UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under § 240.14a-12

SWITCH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

[The following notification was shared with customers of Switch, Inc. on May 20, 2022.]

Dear Valued Customer,

We are excited to share that Switch has signed an agreement with DigitalBridge Investment Management and IFM Investors to take Switch private. We believe this transaction will provide enhanced funding opportunities for our company and accelerate Switch’s already industry-leading growth trajectory.

We are enthusiastic to partner with DigitalBridge and IFM for the next phase of Switch’s journey. DigitalBridge is one of the world’s premier digital infrastructure investment firms and has a strong investment track record across a variety of related asset classes, including data centers, fiber networks, cell towers, small cells, and edge infrastructure. IFM is a global investment management firm and one of the largest infrastructure investors in the world, with a deep track record of investing to support growth of its businesses over the long term.

Importantly, Rob Roy will remain as the Chief Executive Officer of Switch, Thomas Morton will remain as President, I will remain as Chief Revenue Officer and the great Switch team working with you will remain. We don’t expect any changes to the way we operate or work with you, including your relationship contact. Our customers remain our top priority, and we are dedicated to ensuring all of our clients continue to experience the same caliber of customer service to which you have grown accustomed, as this has been the foundation of our customer loyalty over the past 22 years.

We anticipate the closing will occur in the second half of 2022. We will update you on this exciting transaction as we work through this process. For additional information please see our press release located here.

We sincerely thank you for your business with Switch.

Sincerely,

Jonathan H. King

Chief Revenue Officer

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this communication include, but are not limited to, statements regarding the consummation of the transaction described above and future development. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction, the possibility that various closing conditions for the transaction may not be satisfied or waived, and the ability to realize the benefits expected from the transaction. The forward-looking statements in this communication are based on information available to Switch as of the date hereof, and Switch disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. For additional information regarding forward-looking statements, please refer to discussions under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in our most recent Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission (“SEC”). Switch’s SEC filings are available on the Investor Relations section of our website at investors.switch.com and on the SEC’s website at www.sec.gov.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Switch or the expected benefits of the proposed merger or that the approval of Switch’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the ability of the buyer to obtain debt financing in connection with the proposed merger; (iv) the possibility that competing offers or acquisition proposals for Switch will be made; (v) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require Switch to pay a termination fee or other expenses; and (vii) the effect of the announcement or pendency of the merger on Switch’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally.

Additional Information

This report may be deemed solicitation material in respect of the proposed acquisition of Switch. A special shareholder meeting will be announced soon to obtain shareholder approval in connection with the proposed merger between the Company and Parent. Switch expects to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in connection with the proposed merger. Investors of Switch are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about Switch and the proposed merger. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at https://www.switch.com.

Participants in the Solicitation

Switch and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Switch’s shareholders in connection with the proposed merger will be set forth in Switch’s definitive proxy statement for its special shareholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.